Exhibit 99.1

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FIRST QUARTER RESULTS

Minneapolis, MN, June 28, 2007 — Christopher & Banks Corporation (NYSE: CBK) today reported results for the first quarter ended June 2, 2007.

First Quarter Results

Total sales for the first quarter ended June 2, 2007 were $149.4 million compared to $142.5 million for the quarter ended May 27, 2006.  Net income for the first quarter was $11.7 million or $0.32 per diluted share compared to $14.6 million or $0.39 per diluted share for the first quarter last year.  Same-store sales for the thirteen week period ended June 2, 2007 declined 4% compared to the thirteen week period ended June 3, 2006.  The Company opened 25 new stores and closed two stores in the first quarter bringing the total number of stores to 801 as of June 2, 2007, compared to 739 as of May 27, 2006.

As compared to the end of last year’s first quarter, the Company experienced a 26 percent year over year increase in inventory on a per store basis. Approximately half of this increase was due to a larger combined balance of early June receipts and in-transit inventory.

Financial Outlook

As a result of above plan inventories at the end of the first quarter and a challenging women’s specialty retail environment, the Company expects a higher level of clearance activity will be required to exit the second quarter with a current inventory position. Therefore, the Company currently anticipates second quarter earnings per diluted share to be in the range of $0.11 to $0.12, compared to $0.21 last year. Fiscal June same-store sales month-to-date through June 27, 2007 were up 2%. For the year, the Company estimates earnings per diluted share to be in the range of $0.80 to $0.83, compared to $0.89 per share last year.

Matt Dillon, President and Chief Executive Officer of Christopher & Banks Corporation, commented, “We have taken steps to better align our Fall assortment with our customers’ fashion needs.  Our merchandise deliveries for the second half of the year are anticipated to be lower than last year on a per store basis. We believe lower per store receipts combined with continued merchandise improvements will allow us to deliver stronger performance in the second half of the year as compared to last year.”

Conference Call Information

                The Company will discuss its first quarter results in a conference call scheduled for today, June 28, 2007 at 5:00 pm Eastern time.  The conference call will be simultaneously broadcast live over the internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until July 12, 2007.  In addition, an audio replay of the call will be available shortly after its conclusion and archived until July 5, 2007.  This call may be accessed by dialing (888) 203-1112 pass code 5455661.

About Christopher & Banks

                Christopher & Banks is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 803 stores under the names Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 528 Christopher & Banks stores, 237 C.J. Banks stores and 38 Acorn stores.

This release contains forward-looking statements including statements regarding  the Company’s (i) expectation of an improved inventory position at the end of the second quarter as a result of a higher level of second quarter clearance activity; (ii) anticipated second quarter fiscal 2008 earnings of $0.11 to $0.12 per diluted share; (iii) anticipated full year fiscal 2008 earnings of $0.80 to $0.83 per diluted share; and (iv) the Company’s expectation for stronger performance in the second half of fiscal 2008 as compared to last year as a result of lower per store receipts combined with continued merchandise improvements. The achievement of such results is subject to certain risk factors and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, adverse changes in economic, market and weather conditions, shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth, inability to obtain acceptable lease terms for new store locations and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS ENDED

JUNE 2, 2007 AND MAY 27, 2006

(in thousands, except per share data)

	Quarter Ended
	June 2,	May 27,
	2007	2006

Net sales	$149,371	$142,530

Costs and expenses:
Merchandise, buying and occupancy	86,916	78,562
Selling, general and administrative	39,079	36,081
Depreciation and amortization	5,295	4,981
Total costs and expenses	131,290	119,624

Operating income	18,081	22,906

Interest income	1,059	962

Income before income taxes	19,140	23,868

Income tax provision	7,465	9,261

Net income	$11,675	$14,607

Basic earnings per share:
Net income	$0.32	$0.40

Basic shares outstanding	36,190	36,408

Diluted earnings per share:
Net income	$0.32	$0.39

Diluted shares outstanding	36,305	37,032

Dividends per share	$0.06	$0.04

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	June 2,	May 27,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$52,179	$68,067
Short-term investments	44,425	44,525
Merchandise inventories	58,830	42,937
Other current assets	19,749	11,309
Total current assets	175,183	166,838

Property, equipment and improvements, net	129,630	121,686

Other assets:
Goodwill	3,587	3,587
Other	1,973	927
Total other assets	5,560	4,514

Total assets	$310,373	$293,038

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,646	$6,447
Accrued liabilities	29,074	35,032
Total current liabilities	42,720	41,479

Other liabilities:
Deferred lease incentives	22,678	21,338
Other	14,770	12,509
Total other liabilities	37,448	33,847

Stockholders' equity:
Common stock	451	435
Additional paid-in capital	107,325	77,697
Retained earnings	223,004	200,156
Common stock held in treasury	(100,575)	(60,576)
Total stockholders' equity	230,205	217,712

Total liabilities and stockholders' equity	$310,373	$293,038